SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------

                                    FORM 11-K

                                  ANNUAL REPORT
                        PURSUANT TO SECTION 15 (d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

(Mark One):

|X| ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

For the fiscal year ended December 31, 1996

                                       OR

|_| TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

For the transition period from  ________________  to _________________


Commission filed number  1-8233



         A. Full title of the plan and the address of the plan, if different from that of the issuer named below: USF&G CAPITAL ACCUMULATION PLAN


         B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:


                                USF&G CORPORATION
                               6225 Centennial Way
                            Baltimore, Maryland 21209

                              REQUIRED INFORMATION

         The USF&G Capital Accumulation Plan (the "Plan") is subject to the financial reporting requirements of the Employee Retirement Income Security Act of 1974 (ERISA). In accordance with Instruction E to Form 11-K, the Plan financial statements and schedules prepared in accordance with the financial reporting requirements of ERISA are filed in paper under cover of Form SE.




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                                  EXHIBIT INDEX




Exhibit                                                              Sequential
Number                   Description                                 Page Number


   23                    Consent of Independent Auditors                  5


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                                   SIGNATURES



         The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.



                                         USF&G CAPITAL ACCUMULATION PLAN
                                         ----------------------------------
                                                 (Name of Plan)


Date:   June 26, 1997                         /s/ JOHN A. MACCOLL
                                         ----------------------------------
                                         Name:    John A. MacColl
                                         Title:   Executive Vice President
                                                  USF&G Corporation and
                                                  Plan Administrator



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


                                   EXHIBIT 23




                         CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in USF&G Corporation's registration statement numbers 33-20449, 33-9405, 33-33271, 33-21132, 33-51859, 33-65471 and
333-13685 on Form S-3 and 2-72026, 2-61626, 2-98232, 33-16111, 33-38113,
33-35095, 33-43132, 33-45664, 33-45665, 33-61965, 33-55667, 33-55669, 33-55671,
33-59535, 33-64839 and 333-04359 on Form S-8 of our report dated June 24, 1997 with respect to the financial statements and schedules of the USF&G Capital Accumulation Plan included in this Annual Report (Form 11-K) for the year ended December 31, 1996.




                                                 /s/ ERNST & YOUNG LLP


Baltimore, Maryland
June 26, 1997

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